Exhibit 99.1

NEWS RELEASE

For Immediate Release
Thursday, February 5, 2026

INVESTOR CONTACT:	MEDIA CONTACT:
Greg Peterson	Rachel Potts
VP, Investor Relations	VP, Chief Communications Officer
404-403-6042	678-654-7719
greg.peterson@agcocorp.com	rachel.potts@agcocorp.com

AGCO REPORTS FOURTH QUARTER AND 2025 FULL YEAR RESULTS
•Net sales of $10.1 billion, down 13.5%, in 2025
•Full year reported operating margin of 5.9% and adjusted operating margin(1) of 7.7%
•2025 full year reported earnings per share of $9.75 and adjusted earnings per share(1) of $5.28
•Cash flow provided by operating activities of $988 million and record free cash flow(1) of $740 million
•2026 net sales and earnings per share outlook above 2025 levels

    DULUTH, GA – February 5 – AGCO (NYSE: AGCO), a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology, reported net sales of $2.9 billion for the fourth quarter of 2025, an increase of 1.1% compared to the fourth quarter of 2024. The fourth quarter of 2024 included other revenue of $74.7 million which represents revenue from the Company’s divestiture of the majority of its Grain & Protein business as shown in the regional net sales table. Reported net income was $1.30 per share for the quarter and adjusted net income(1) was $2.17 per share. These results compare to reported net loss of $(3.42) per share and adjusted net income(1) of $1.97 per share for the fourth quarter of 2024. Excluding favorable currency translation impacts of 6.4%, net sales in the quarter decreased 5.3% compared to the fourth quarter of 2024.

    “AGCO delivered strong fourth quarter results, achieving an adjusted operating margin(1) of 10.1% reflecting the team’s ability to deliver despite ongoing pressures on farm income and global trade dynamics that influenced overall industry activity,” said Eric Hansotia, AGCO’s Chairman, President and Chief Executive Officer. “Even in this environment, we grew global market share, including our largest‑ever share gains in North American large ag. At the same time, we applied disciplined production planning, enabling us to finish 2025 with meaningfully lower company and dealer inventories compared to prior‑year levels. Our full‑year adjusted operating margin(1) of 7.7% was nearly double the performance recorded at the bottom of the last cycle. Strong working-capital management also supported record free cash flow, representing approximately 188% free cash flow conversion(1). These strong results in today’s industry landscape demonstrate the continued resilience of AGCO’s earnings profile, driven by our three high‑margin growth levers, continued cost discipline and the benefits of our multi‑year structural transformation.”

    Hansotia continued, “In 2026, we will remain dedicated to advancing our Farmer‑First strategy. Our innovation pipeline remains robust with a full slate of new product introductions designed to help make farmers more productive and profitable. This level of innovation, coupled with our ongoing cost‑reduction initiatives, demonstrates the strength of our execution. These actions will help balance the effects of low levels of farm profitability and persistent trade‑related uncertainty, while positioning the company to deliver improved performance in 2026. We are well prepared to accelerate growth when demand strengthens and solidify our role as the trusted partner for industry-leading, smart farming solutions.”

    Net sales for the full year of 2025 were approximately $10.1 billion, which is a decrease of 13.5% compared to 2024. Fiscal year 2024 included other revenue of $816.5 million which represents revenue from the Company’s divestiture of the majority of its Grain & Protein business as shown in the regional net sales table. For the full year, reported net income was $9.75 per share and adjusted net income(1) was $5.28 per share. These results compare to reported net loss of $(5.69) per share and adjusted net income(1) of $7.50 per share in 2024. Excluding favorable currency translation impacts of 2.3%, net sales for the full year decreased 15.8% compared to 2024.

    Highlights
•Reported fourth-quarter regional sales results(2): Europe/Middle East (“EME”) +7.9%, North America (7.8)%, South America (3.3)%, Asia/Pacific/Africa (“APA”) +5.1%
•Constant currency fourth-quarter regional sales results(1)(2)(3): EME (0.7)%, North America (8.5)%, South America (9.3)%, APA +2.8%
•Fourth quarter regional operating margin performance: EME 16.8%, North America (6.4)%, South America 2.7%, APA 7.6%
•Full-year reported operating margins and adjusted operating margins(1) were 5.9% and 7.7% respectively, in 2025 compared to (1.0)% and 8.9% in 2024

(1) See reconciliation of non-GAAP measures in appendix.
(2) As compared to fourth quarter 2024.
(3) Excludes currency translation impact.

Market Update

	Industry Unit Retail Sales
	Tractors	Combines
Year ended December 31, 2025	Change from Prior Year	Change from Prior Year
North America(4)	(10)%	(27)%
Brazil(5)	(2)%	(22)%
Western Europe(5)	(7)%	(5)%

(4) Excludes compact tractors.
(5) Based on Company estimates.

    Hansotia concluded, “Global agricultural markets remained under significant pressure in 2025. Crop‑focused producers operated with tighter margins as corn, soybean and wheat prices stayed near breakeven levels amid ample global supplies and evolving trade dynamics. In the U.S., record corn production further influenced grain pricing and placed added pressure on farm profitability. Livestock producers benefited from firmer pricing and improved cash receipts during 2025, contributing to a more encouraging backdrop in that sector. Overall sentiment among crop producers remained measured as input costs stayed elevated and government programs played a larger role in supporting income. As a result, demand for new equipment moderated further across all major markets, aligned with current farm economics and global trade conditions. We continue to expect increasing adoption of precision and smart‑farming technologies over time, though today’s environment is contributing to softer demand across many equipment categories.”

    North American industry retail tractor sales were 10% lower during 2025 compared to the previous year with the most pronounced declines occurring in higher horsepower categories — particularly in recent months. Combine unit sales were 27% lower in 2025 compared to 2024. Current farm economics, evolving grain export demand and elevated input costs are expected to continue to pressure industry demand throughout 2026, especially for larger equipment.

    Brazil industry retail tractor sales were 2% lower during 2025 compared to the previous year reflecting softer demand for larger tractors, partially offset by improved demand for smaller and mid-size tractors. While crop production remained healthy and certain trade developments provided opportunities for farmers, demand for larger equipment has not yet shown renewed growth. High financing costs, tight credit and broader political dynamics are expected to continue to constrain demand in 2026.

    Western Europe industry retail tractor sales were 7% lower during 2025 compared to the previous year with double digit percentage decreases across most markets except Spain and Italy, which saw growth. Relatively healthy farm income in 2026, driven primarily by the dairy and livestock producers, as well as an aging fleet are expected to support industry demand slightly ahead of 2025 levels.

Regional Results
AGCO Regional Net Sales (in millions)

Three Months Ended December 31,	2025	2024	% change from 2024	% change from 2024 due to currency translation(6)	% change excluding currency translation
North America	$466.0	$505.6	(7.8)%	0.7%	(8.5)%
South America	259.9	268.8	(3.3)%	6.0%	(9.3)%
EME	2,017.5	1,869.9	7.9%	8.6%	(0.7)%
APA	176.8	168.3	5.1%	2.3%	2.8%
Total Segments	2,920.2	2,812.6	3.8%	6.6%	(2.8)%
Other(7)	—	74.7	(100.0)%	—%	(100.0)%
	$2,920.2	$2,887.3	1.1%	6.4%	(5.3)%

Years Ended December 31,	2025	2024	% change from 2024	% change from 2024 due to currency translation(6)	% change from 2024 due to acquisition of a business(6)	% change excluding currency translation and acquisition of a business
North America	$1,665.5	$2,298.3	(27.5)%	(0.5)%	0.3%	(27.3)%
South America	1,115.6	1,208.5	(7.7)%	(2.4)%	0.4%	(5.7)%
EME	6,736.7	6,712.3	0.4%	4.7%	0.6%	(4.9)%
APA	564.2	626.3	(9.9)%	0.1%	0.9%	(10.9)%
Total Segments	10,082.0	10,845.4	(7.0)%	2.5%	0.5%	(10.0)%
Other(7)	—	816.5	(100.0)%	—%	—%	(100.0)%
	$10,082.0	$11,661.9	(13.5)%	2.3%	0.5%	(16.3)%

(6) See footnotes for additional disclosures.
(7) “Other” represents the results for the three months and year ended December 31, 2024 for the majority of the Company’s Grain & Protein (“G&P”) business which was divested on November 1, 2024. The results of the G&P business through the date of the divestiture were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments.

North America

    North American net sales were 8.5% lower during the fourth quarter of 2025 compared to the fourth quarter of 2024, excluding the impact of favorable currency translation. Softer industry sales and production levels below end market demand contributed to lower sales. The most significant sales declines occurred in sprayers and mid-range tractors. Income from operations for the fourth quarter of 2025 was $33.1 million lower compared to the same period in 2024 and operating margins remained negative. This decrease was primarily a result of lower sales and production volumes.

South America

    Net sales in the South American region were 9.3% lower during the fourth quarter of 2025 compared to the fourth quarter of 2024, excluding the impact of favorable currency translation. Industry demand was more moderate with lower sales in tractors and implements, partially offset by growth in combines. Income from operations for the fourth quarter of 2025 was $20.5 million lower compared to the same period in 2024. This decrease was primarily a result of lower sales and higher engineering expenses.

Europe/Middle East

    Europe/Middle East net sales were 0.7% lower during the fourth quarter of 2025 compared to the fourth quarter of 2024, excluding the impact of favorable currency translation. Lower sales across most of the Western European markets were partially offset by growth in Germany and the U.K. Lower sales in tractors were partially offset by growth in hay tools. Income from operations increased $57.4 million in the fourth quarter of 2025 compared to the same period in 2024. This increase was primarily a result of positive net pricing and a favorable sales mix.

Asia/Pacific/Africa

     Net sales in the Asia/Pacific/Africa region increased 2.8% during the fourth quarter of 2025 compared to the fourth quarter of 2024, excluding favorable currency translation impacts. Higher sales in Australia were partially offset by lower sales across most of the Asian markets. Income from operations increased $8.5 million in the fourth quarter of 2025 compared to the same period in 2024 primarily due to lower selling, general and administrative (“SG&A expenses”).

Outlook

    AGCO’s net sales for 2026 are expected to range from $10.4 to $10.7 billion. Adjusted operating margins are projected to range from 7.5% - 8.0%. Production volumes are expected to be relatively flat with cost controls and positive pricing contributing to results. Based on these assumptions, 2026 earnings per share are targeted at approximately $5.50 to $6.00. These estimates incorporate the expected impact of tariffs in effect as of February 5, 2026, along with AGCO’s mitigation strategies. Any changes to tariff policies or related responses could affect these projections.

* * * * *

    AGCO will host a conference call with respect to this earnings announcement at 10 a.m. Eastern Time on Thursday, February 5. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com under the “Investors” Section. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for 12 months following the call. A copy of this press release will be available on AGCO’s website for at least 12 months following the call.

* * * * *

Safe Harbor Statement

    Statements that are not historical facts, including the projections of earnings per share, production levels, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, strategy, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry, including declines in the general economy, adverse weather, tariffs, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.
•We maintain an independent dealer and distribution network in the markets where we sell products. The financial and operational capabilities of our dealers and distributors are critical to our ability to compete in these markets. Higher inventory levels at our dealers and high utilization of dealer credit limits as well as the financial health of our dealers could negatively impact future sales and adversely impact our performance.
•On April 1, 2024, we completed the acquisition of the ag assets and technologies of Trimble through the formation of a joint venture, PTx Trimble, of which we own 85%. Financing the PTx Trimble transaction significantly increased our indebtedness and interest expense. We also have made various assumptions relating to the acquisition that may not prove to be correct, and we may fail to realize all of the anticipated benefits of the acquisition. All acquisitions involve risk, and there is no certainty that the acquired business will operate as expected. Each of these items, as well as similar acquisition-related items, would adversely impact our performance.
•A majority of our sales and manufacturing takes place outside the United States, and many of our sales involve products that are manufactured in one country and sold in a different country. As a result, we are exposed to risks related to foreign laws, taxes and tariffs, trade restrictions, economic conditions, labor supply and relations, political conditions and governmental policies. The recent announcements of significant trade policy and tariff actions by the U.S. government, including but not limited to tariffs on imported steel and aluminum products, tariffs on certain imports from China, tariffs on certain imports from Canada and Mexico, announced trade deal between the United States and European Union of baseline tariffs on certain imports from the European Union, and baseline tariffs on most imports from most other countries, continue to create significant uncertainty and potential risks for our business. These announcements in some cases were followed by delays and changes in implementation, and the ultimate tariff structures are unclear at the current time. Depending on the countries affected, increases in tariffs have raised the costs of inputs used in manufacturing our products, which in turn has impacted our cost of goods sold. Additionally, higher tariffs may lead to increased after-tariff sales prices for the products we sell. The impacts of the tariffs may be partially mitigated as a majority of our sales and manufacturing takes place outside the United States. While we are actively exploring opportunities to mitigate these increased costs, there can be no guarantee that we will be able to fully offset the impact of these tariffs. Furthermore, the imposition of retaliatory tariffs from other countries on our exported products could negatively affect our sales and marketplace access in those countries. Moreover, the uncertainty of the enforceability of the tariffs, any changes to such tariffs and any future trade policy changes has adversely impacted, and is expected to continue to adversely impact, our sales.

•We cannot predict or control the impact of the conflict in Ukraine on our business. Already it has resulted in reduced sales in Ukraine as farmers have experienced economic distress, difficulties in harvesting and delivering their products, as well as general uncertainty. There is a potential for natural gas shortages, as well as shortages in other energy sources, throughout Europe, which could negatively impact our production in Europe both directly and through interrupting the supply of parts and components that we use. It is unclear how long these conditions will continue, or whether they will worsen, and what the ultimate impact on our performance will be. In addition, AGCO sells products in, and purchases parts and components from, other regions where there could be hostilities. Any hostilities likely would adversely impact our performance.
•Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted. In addition, Rabobank also is the lead lender in our revolving credit facility and term loans and for many years has been an important financing partner for us. Any interruption or other challenges in that relationship would require us to obtain alternative financing, which could be difficult.
•Both AGCO and our finance joint ventures have substantial accounts receivable from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was less than optimal; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.
•We can experience substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.
•Our success depends on the introduction of new products, particularly engines that comply with emission requirements and sustainable smart farming technology, which require substantial expenditures; there is no certainty that we can develop the necessary technology or that the technology that we develop will be attractive to farmers or available at competitive prices.
•Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.
•Our business is increasingly subject to regulations relating to privacy and data protection, and if we violate any of those regulations, or otherwise are the victim of a cyberattack, we could be subject to significant claims, penalties and damages.
•Cybersecurity breaches including ransomware attacks and other means are rapidly increasing. We continue to review and improve our safeguards to minimize our exposure to future attacks. However, there always will be the potential of the risk that a cyberattack will be successful and will disrupt our business, either through shutting down our operations, destroying data, exfiltrating data or otherwise.
•We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. In addition, the potential of future natural gas shortages in Europe, as well as predicted overall shortages in other energy sources, could also negatively impact our production and that of our supply chain in the future. There can be no assurance that there will not be future disruptions.

•Any future pandemics could negatively impact our business through reduced sales, facilities closures, higher absentee rates and reduced production at both our plants and the plants that supply us with parts and components. In addition, logistical and transportation-related issues and similar problems may also arise.
•We have previously experienced significant inflation in a range of costs, including for parts and components, shipping and energy. While we have been able to pass along most of those costs through increased prices, there can be no assurance that we will be able to continue to do so. If we are not, it will adversely impact our performance.
•We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and performance would decline.
•We have a substantial amount of indebtedness (and have incurred additional indebtedness as part of the PTx Trimble joint venture transaction), and, as a result, we are subject to certain restrictive covenants and payment obligations, as well as increased leverage generally, that may adversely affect our ability to operate and expand our business.

    Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2024 and subsequent Form 10-Qs. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

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About AGCO

    AGCO (NYSE: AGCO) is a global leader in agricultural machinery and precision agriculture technologies. Driven by a Farmer-First strategy, AGCO delivers value through its differentiated leading brands, Fendt™, Massey Ferguson™, PTx™ and Valtra™. AGCO’s high-performance equipment and smart farming solutions, including brand-agnostic retrofit technologies and autonomous offerings, empower farmers to drive productivity while sustainably feeding the world. For more information, visit www.agcocorp.com.

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AGCO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	December 31, 2025	December 31, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$861.8	$612.7
Accounts and notes receivable, net	1,079.4	1,267.4
Inventories, net	2,709.3	2,731.3
Other current assets	545.6	526.6
Total current assets	5,196.1	5,138.0
Property, plant and equipment, net	1,996.2	1,818.6
Right-of-use lease assets	167.3	168.9
Investments in affiliates	609.9	519.6
Deferred tax assets	905.5	561.0
Other assets	481.0	435.2
Intangible assets, net	673.0	728.9
Goodwill	1,898.8	1,820.4
Total assets	$11,927.8	$11,190.6

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Borrowings due within one year	$117.7	$415.2
Accounts payable	951.0	813.0
Accrued expenses	2,538.7	2,469.6
Other current liabilities	121.7	128.2
Total current liabilities	3,729.1	3,826.0
Long-term debt, less current portion and debt issuance costs	2,323.1	2,233.3
Operating lease liabilities	122.1	127.5
Pension and postretirement health care benefits	169.2	155.6
Deferred tax liabilities	126.5	125.0
Other noncurrent liabilities	885.1	680.3
Total liabilities	7,355.1	7,147.7
Redeemable noncontrolling interests	299.2	300.1
Stockholders’ Equity:
Preferred stock	—	—
Common stock	0.7	0.7
Additional paid-in capital	0.5	—
Retained earnings	6,047.2	5,645.0
Accumulated other comprehensive loss	(1,774.9)	(1,902.9)
Total stockholders’ equity	4,273.5	3,742.8
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$11,927.8	$11,190.6
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended December 31,
	2025	2024
Net sales	$2,920.2	$2,887.3
Cost of goods sold	2,179.1	2,198.6
Gross profit	741.1	688.7
Operating expenses:
Selling, general and administrative expenses	316.3	323.2
Engineering expenses	130.9	103.0
Amortization of intangibles	17.1	26.6
Impairment charges	2.7	364.2
Restructuring and business optimization expenses	44.9	131.0
Loss (gain) on sale of business	(1.5)	9.5
Income (loss) from operations	230.7	(268.8)
Interest expense, net	14.6	27.3
Other expense, net	54.5	50.1
Income (loss) before income taxes and equity in net earnings of affiliates	161.6	(346.2)
Income tax provision (benefit)	77.3	(24.2)
Income (loss) before equity in net earnings of affiliates	84.3	(322.0)
Equity in net earnings of affiliates	8.9	8.4
Net income (loss)	93.2	(313.6)
Net loss attributable to noncontrolling interests	2.3	57.9
Net income (loss) attributable to AGCO Corporation	$95.5	$(255.7)
Net income (loss) per common share attributable to AGCO Corporation:
Basic	$1.30	$(3.42)
Diluted	$1.30	$(3.42)
Cash dividends declared and paid per common share	$0.29	$0.29
Weighted average number of common and common equivalent shares outstanding:
Basic	73.8	74.5
Diluted	73.9	74.6
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Years Ended December 31,
	2025	2024
Net sales	$10,082.0	$11,661.9
Cost of goods sold	7,515.2	8,762.8
Gross profit	2,566.8	2,899.1
Operating expenses:
Selling, general and administrative expenses	1,309.3	1,397.7
Engineering expenses	487.7	493.0
Amortization of intangibles	71.1	81.0
Impairment charges	10.0	369.5
Restructuring and business optimization expenses	82.2	172.7
Loss on sale of business	10.8	507.3
Income (loss) from operations	595.7	(122.1)
Interest expense, net	66.4	93.0
Other expense (income), net	(72.7)	218.5
Income (loss) before income taxes and equity in net earnings of affiliates	602.0	(433.6)
Income tax provision (benefit)	(77.4)	98.4
Income (loss) before equity in net earnings of affiliates	679.4	(532.0)
Equity in net earnings of affiliates	39.6	46.4
Net income (loss)	719.0	(485.6)
Net loss attributable to noncontrolling interests	7.5	60.8
Net income (loss) attributable to AGCO Corporation	$726.5	$(424.8)
Net income (loss) per common share attributable to AGCO Corporation:
Basic	$9.76	$(5.69)
Diluted	$9.75	$(5.69)
Cash dividends declared and paid per common share	$1.16	$3.66
Weighted average number of common and common equivalent shares outstanding:
Basic	74.4	74.6
Diluted	74.5	74.7
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Years Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$719.0	$(485.6)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	256.5	251.2
Amortization of intangibles	71.1	81.0
Stock compensation expense	28.4	18.4
Impairment charges	10.0	369.5
Loss on sale of business	10.8	507.3
Gain on sale of investment in affiliate	(251.9)	—
U.S. pension plan termination and settlement	—	18.5
Equity in net earnings of affiliates, net of cash received	(20.6)	(29.4)
Deferred income tax benefit	(366.5)	(102.7)
Other	35.7	32.2
Changes in operating assets and liabilities:
Accounts and notes receivable, net	231.0	59.1
Inventories, net	237.5	308.8
Other current and noncurrent assets	(17.1)	(36.7)
Accounts payable	43.4	(224.9)
Accrued expenses	(114.1)	(190.2)
Other current and noncurrent liabilities	114.9	113.4
Total adjustments	269.1	1,175.5
Net cash provided by operating activities	988.1	689.9
Cash flows from investing activities:
Purchases of property, plant and equipment	(247.9)	(393.3)
Proceeds from sale of property, plant and equipment	2.0	2.1
Purchase of businesses, net of cash acquired	—	(1,903.7)
Proceeds from sale of business	(1.8)	630.7
Sale of (investments in) unconsolidated affiliates, net	236.8	(7.4)
Proceeds from cross currency swap contract	—	22.6
Other	(17.4)	(1.4)
Net cash used in investing activities	(28.3)	(1,650.4)
Cash flows from financing activities:
Proceeds from indebtedness	57.0	1,875.7
Repayments of indebtedness	(436.7)	(513.4)
Purchases and retirement of common stock	(250.0)	(22.0)
Payment of dividends to stockholders	(86.5)	(273.1)
Payment of minimum tax withholdings on stock compensation	(13.0)	(14.1)
Payment of debt issuance costs	—	(15.7)
Investments by noncontrolling interests, net	—	8.1
Net cash provided by (used in) financing activities	(729.2)	1,045.5
Effect of exchange rate changes on cash, cash equivalents and restricted cash	18.5	(67.8)
Increase in cash, cash equivalents and restricted cash	249.1	17.2
Cash, cash equivalents and restricted cash, beginning of year	612.7	595.5
Cash, cash equivalents and restricted cash, end of year	$861.8	$612.7
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data)

1.    ACCOUNTS RECEIVABLE SALES AGREEMENTS

    The Company has accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. The cash received from receivables sold under these accounts receivable sales agreements that remain outstanding as of December 31, 2025 and 2024 was approximately $2.1 billion and $2.3 billion, respectively.

    In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world. The cash received from trade receivables sold under factoring arrangements that remain outstanding as of December 31, 2025 and 2024 was approximately $270.5 million and $220.5 million, respectively.

    Losses on sales of receivables associated with the accounts receivable sales agreements discussed above, reflected within “Other expense (income), net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $29.7 million and $90.3 million, respectively, during the three months and year ended December 31, 2025. Losses on sales of receivables associated with the accounts receivable sales agreements discussed above, reflected within “Other expense (income), net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $26.0 million and $118.2 million, respectively, during the three months and year ended December 31, 2024.

    The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of December 31, 2025 and 2024, these finance joint ventures had approximately $107.5 million and $139.2 million, respectively, of outstanding accounts receivable associated with these arrangements.

2.    INVENTORIES

    Inventories, net at December 31, 2025 and 2024 were as follows (in millions):

	December 31, 2025	December 31, 2024
Finished goods	$1,070.6	$1,187.9
Repair and replacement parts	824.6	754.6
Work in process	181.9	170.0
Raw materials	632.2	618.8
Inventories, net	$2,709.3	$2,731.3

3.    INDEBTEDNESS

    Long-term debt consisted of the following at December 31, 2025 and 2024 (in millions):

	December 31, 2025	December 31, 2024
Credit Facility, expires 2027	$—	$—
5.450% Senior notes due 2027	400.0	400.0
5.800% Senior notes due 2034	700.0	700.0
0.800% Senior notes due 2028	703.8	622.7
1.002% EIB Senior term loan due 2025	—	259.5
EIB Senior term loan due 2029	293.3	259.5
EIB Senior term loan due 2030	199.4	176.4
Senior term loans due between 2025 and 2028	97.9	152.0
Debt issuance costs	(9.7)	(12.0)
	2,384.7	2,558.1
Less:
1.002% EIB Senior term loan due 2025	—	(259.5)
Senior term loans due 2025	—	(65.3)
Senior term loans due 2026	(61.6)	—
Total long-term indebtedness, less current portion	$2,323.1	$2,233.3

    As of December 31, 2025 and 2024, the Company had short-term borrowings due within one year, excluding the current portion of long-term debt, of approximately $56.1 million and $90.4 million, respectively.

1.002% European Investment Bank (“EIB”) Senior Term Loan Due 2025

    On January 24, 2025, the Company repaid €250.0 million (or approximately $262.3 million) upon maturity of the EIB Senior term loan due 2025.

Senior Term Loans Due Between 2025 and 2028

    In August 2025, the Company repaid €63.0 million (or approximately $72.8 million) upon maturity of the Senior term loans due 2025.

4.    RESTRUCTURING AND BUSINESS OPTIMIZATION EXPENSES

    On June 24, 2024, the Company announced a restructuring program (the “Program”) in response to increased weakening demand in the agriculture industry. The Company estimated that it would incur charges for one-time termination benefits of approximately $150.0 million to $200.0 million in connection with the initial phase of the Program, primarily consisting of cash charges related to severance payments, employees benefits and related costs. The Company incurred a substantial portion of the charges by the end of fiscal year 2025.

    As of December 31, 2024, accrued severance and other related costs primarily associated with the Program were approximately $136.2 million. During the three months and year ended December 31, 2025, the Company recorded $40.3 million and $46.2 million of severance and other related costs, net of reversals, primarily associated with the Program, and paid approximately $10.8 million and $111.2 million, respectively, of severance costs. The accrued severance and other related costs were $82.8 million as of December 31, 2025, inclusive of approximately $11.6 million of foreign currency translation impacts.

    Business optimization expenses primarily relate to professional services costs incurred as part of the restructuring program aimed at reducing structural costs, enhancing global efficiencies by changing the Company’s operating model for certain corporate and back-office functions. During the three months and year ended December 31, 2025, the Company recognized approximately $4.6 million and $36.0 million, respectively, of business optimization expenses.

5.    SEGMENT REPORTING

    The Company has four operating segments which are also its reportable segments which consist of the North America, South America, Europe/Middle East and Asia/Pacific/Africa regions. The Company’s reportable segments are geography based and distribute a full range of agricultural machinery and precision agriculture technology. The Company’s Chief Operating Decision Maker (“CODM”), Eric P. Hansotia, Chairman of the Board, President and Chief Executive Officer, evaluates segment performance primarily based on income from operations. The CODM utilizes income from operations to evaluate each segment’s performance including the allocation of resources. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income (loss) from operations for one segment may not be comparable to another segment. Segment results for the three months and years ended December 31, 2025 and 2024 based on the Company’s reportable segments are as follows (in millions):

Three Months Ended December 31,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Total Segments	Other(1)	Total
2025
Net sales	$466.0	$259.9	$2,017.5	$176.8	$2,920.2	$—	$2,920.2
Cost of goods sold	378.0	213.3	1,443.6	144.2	2,179.1	—	2,179.1
Selling, general and administrative expenses	83.4	26.5	154.6	16.6	281.1	—	281.1
Engineering expenses	34.6	13.1	80.6	2.6	130.9	—	130.9
Income (loss) from operations	$(30.0)	$7.0	$338.7	$13.4	$329.1	$—	$329.1
2024
Net sales(2)	$505.6	$268.8	$1,869.9	$168.3	$2,812.6	$74.7	$2,887.3
Cost of goods sold	396.9	213.6	1,388.9	131.5	2,130.9	67.7	2,198.6
Selling, general and administrative expenses	77.0	22.5	135.8	29.2	264.5	10.1	274.6
Engineering expenses	28.6	5.2	63.9	2.7	100.4	2.6	103.0
Income from operations(3)	$3.1	$27.5	$281.3	$4.9	$316.8	$(5.7)	$311.1

____________________________________
(1)    “Other” represents the results for the three months ended December 31, 2024 for the majority of the Company’s Grain & Protein (“G&P”) business which was divested on November 1, 2024. The results of the G&P business through the date of the divestiture were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments.
(2)    Of the $74.7 million of the net sales of the divested G&P business recast to “Other”, $41.2 million, $13.2 million, $12.9 million and $7.4 million were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments, respectively.
(3)    Of the $(5.7) million of the income (loss) from operations of the divested G&P business recast to “Other”, $0.9 million, $3.0 million, $(10.0) million and $0.4 million were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments, respectively.

Years Ended December 31,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Total Segments	Other(1)	Total
2025
Net sales	$1,665.5	$1,115.6	$6,736.7	$564.2	$10,082.0	$—	$10,082.0
Cost of goods sold	1,303.4	901.4	4,857.6	452.8	7,515.2	—	7,515.2
Selling, general and administrative expenses	335.2	121.3	575.9	72.7	1,105.1	—	1,105.1
Engineering expenses	138.9	41.5	296.4	10.9	487.7	—	487.7
Income (loss) from operations	$(112.0)	$51.4	$1,006.8	$27.8	$974.0	$—	$974.0
2024
Net sales(2)	$2,298.3	$1,208.5	$6,712.3	$626.3	$10,845.4	$816.5	$11,661.9
Cost of goods sold	1,750.1	975.3	4,913.4	494.9	8,133.7	629.1	8,762.8
Selling, general and administrative expenses	333.8	101.0	553.8	88.7	1,077.3	90.2	1,167.5
Engineering expenses	130.4	45.2	283.8	11.5	470.9	22.1	493.0
Income from operations(3)	$84.0	$87.0	$961.3	$31.2	$1,163.5	$75.1	$1,238.6
____________________________________
(1)    “Other” represents the results for the year ended December 31, 2024 for the majority of the Company’s G&P business which was divested on November 1, 2024. The results of the G&P business through the date of the divestiture were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments.
(2)    Of the $816.5 million of the net sales of the divested G&P business recast to “Other”, $552.0 million, $107.4 million, $100.6 million and $56.5 million were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments, respectively.
(3)    Of the $75.1 million of the income (loss) from operations of the divested G&P business recast to “Other”, $91.8 million, $17.4 million, $(35.6) million and $1.5 million were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments, respectively.

    A reconciliation from the segment information to the consolidated balances for income (loss) from operations is set forth below (in millions):

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Segment income from operations	$329.1	$316.8	$974.0	$1,163.5
Other(1)	—	(5.7)	—	75.1
Impairment charges	(2.7)	(364.2)	(10.0)	(369.5)
Loss (gain) on sale of business	1.5	(9.5)	(10.8)	(507.3)
Corporate expenses	(31.8)	(51.1)	(176.5)	(212.3)
Amortization of intangibles	(17.1)	(26.6)	(71.1)	(81.0)
Stock compensation expense	(3.4)	2.5	(27.7)	(17.9)
Restructuring and business optimization expenses	(44.9)	(131.0)	(82.2)	(172.7)
Consolidated income (loss) from operations	$230.7	$(268.8)	$595.7	$(122.1)
_________________________________
(1)    “Other” represents the results for the three months and full year ended December 31, 2024 for the majority of the Company’s G&P business which was divested on November 1, 2024. The results of the G&P business through the date of the divestiture were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments.

RECONCILIATION OF NON-GAAP MEASURES

    This earnings release discloses adjusted income from operations, adjusted operating margin, adjusted net income, adjusted net income per share, free cash flow, free cash flow conversion and net sales on a constant currency basis and excluding a recent acquisition, each of which excludes amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The net sales for the three months ended December 31, 2025 were not adjusted to exclude a recent acquisition as the acquisition occurred in the second quarter of 2024. A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.

    The following is a reconciliation of reported income (loss) from operations, net income (loss) attributable to AGCO and net income (loss) per share attributable to AGCO to adjusted income from operations, adjusted net income and adjusted net income per share for the three months and years ended December 31, 2025 and 2024 (in millions, except per share data):

	Three Months Ended December 31,
	2025			2024
	Income From Operations	Net Income(1)	Net Income Per Share(1)	Income (Loss) From Operations	Net Income (Loss)(1)	Net Income (Loss) Per Share(1)
As reported	$230.7	$95.5	$1.30	$(268.8)	$(255.7)	$(3.42)
Restructuring and business optimization expenses(2)	44.9	44.0	0.59	131.0	103.5	1.38
Amortization of PTx Trimble acquired intangibles(3)	14.4	18.8	0.26	23.9	15.0	0.20
Transaction-related costs(4)	3.9	3.4	0.04	25.5	23.8	0.32
Impairment charges(5)	2.7	2.6	0.04	364.2	231.5	3.10
Loss (gain) on sale of business(6)	(1.5)	(1.9)	(0.03)	9.5	9.5	0.13
U.S. pension plan termination and settlement(7)	—	—	—	—	18.5	0.25
Divestiture-related foreign currency translation release(8)	—	—	—	—	0.7	0.01
Discrete tax items(9)	—	(1.9)	(0.03)	—	—	—
As adjusted	$295.1	$160.5	$2.17	$285.3	$146.8	$1.97
___________________________________
(1)    Net income (loss) and net income (loss) per share amounts are after tax.
(2)     The restructuring expenses recorded during the three months ended December 31, 2025 and 2024 related primarily to severance, business optimization and other related costs associated with the Company’s Program.
(3)    Amortization of intangibles related to intangibles acquired as part of the Company’s acquisition of PTx Trimble.
(4)    The transaction-related costs recorded during the three months ended December 31, 2025 primarily related to the Company’s divestiture of the majority of its Grain & Protein (“G&P”) business. The transaction-related costs recorded during the three months ended December 31, 2024 related to the Company’s divestiture of the majority of its G&P business and the formation of the PTx Trimble joint venture.
(5)    The impairment charges recorded during the three months ended December 31, 2025 primarily related to the impairment of certain other assets. The impairment charges recorded during the three months ended December 31, 2024 primarily related to the impairment of goodwill related to the Company’s North America segment.
(6)    During the three months ended December 31, 2025, the Company recorded a gain on sale of business related to an immaterial divestiture. During the three months ended December 31, 2024, the Company completed the divestiture of the majority of its G&P business and recorded an additional loss on sale of business of $9.5 million.
(7)    During the three months ended December 31, 2024, the Company terminated its U.S. qualified defined benefit plan and the settlement resulted in the recognition of approximately $18.5 million in “Other expense, net” within the Company's Condensed Consolidated Statements of Operations representing the amounts previously recognized in “Accumulated other comprehensive loss.”
(8)    During the three months ended December 31, 2024, the Company divested its interest in its Irish finance joint venture. Foreign currency translation impacts since inception of the Ireland finance joint venture previously recognized within “Accumulated other comprehensive loss” were recorded within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations.

(9)    During the three months ended December 31, 2025, the Company’s income tax provision included a net tax benefit of $1.9 million related to a legal entity reorganization.

	Years Ended December 31,
	2025			2024
	Income From Operations	Net Income(1)	Net Income Per Share(1)	Income (Loss) From Operations	Net Income (Loss)(1)	Net Income (Loss) Per Share(1)
As reported	$595.7	$726.5	$9.75	$(122.1)	$(424.8)	$(5.69)
Restructuring and business optimization expenses(2)	82.2	71.7	0.96	172.7	135.9	1.82
Amortization of PTx Trimble acquired intangibles(3)	60.7	46.8	0.63	48.2	30.3	0.40
Transaction-related costs(4)	21.6	8.3	0.11	67.7	55.0	0.74
Impairment charges(5)	10.0	9.9	0.13	369.5	236.8	3.17
Loss on sale of business(6)	10.8	10.8	0.14	507.3	507.3	6.80
Gain on sale of investment in affiliate(7)	—	(219.2)	(2.93)	—	—	—
U.S. pension plan termination and settlement(8)	—	—	—	—	18.5	0.25
Divestiture-related foreign currency translation release(9)	—	—	—	—	0.7	0.01
Discrete tax items(10)	—	(261.8)	(3.51)	—	—	—
As adjusted	$781.0	$393.0	$5.28	$1,043.3	$559.7	$7.50
____________________________________
(1)    Net income (loss) and net income (loss) per share amounts are after tax.
(2)    The restructuring expenses recorded during the year ended December 31, 2025 and 2024 related primarily to severance, business optimization and other related costs associated with the Company’s Program.
(3)    Amortization of intangibles related to intangibles acquired as part of the Company’s acquisition of PTx Trimble.
(4)    The transaction-related costs recorded during the year ended December 31, 2025 and 2024 primarily related to the Company’s divestiture of the majority of its G&P business and the formation of the PTx Trimble joint venture.
(5)    The impairment charges recorded during the year ended December 31, 2025 primarily related to the impairment of certain other assets. The impairment charges recorded during the year ended December 31, 2024 primarily related to the impairment of goodwill related to the Company’s North America segment, certain other assets and an investment in affiliate.
(6)    The loss on sale of business recorded during the year ended December 31, 2025 related to the finalization of the preliminary working capital and other adjustments related to the sale of the majority of the Company's G&P business, partially offset by a gain related to an immaterial divestiture. During the year ended December 31, 2024, the Company completed the divestiture of the majority of its G&P Business and recorded a loss on sale of business of $507.3 million.
(7)    The gain on sale of investment in affiliate recorded during the year ended December 31, 2025 related to the sale of the Company’s ownership interest in Tractors and Farm Equipment Limited (“TAFE”). Foreign currency translation impacts since the inception of the investment in affiliate previously recognized within “Accumulated other comprehensive loss” were recorded within “Other expense (income), net” in the Company’s Condensed Consolidated Statement of Operations.
(8)    During the year ended December 31, 2024, the Company terminated its U.S. qualified defined benefit plan and the settlement resulted in the recognition of approximately $18.5 million in “Other expense (income), net” within the Company's Condensed Consolidated Statements of Operations representing the amounts previously recognized in “Accumulated other comprehensive loss.”
(9)    During the year ended December 31, 2024, the Company divested its interests in its Irish finance joint venture. Foreign currency translation impacts since inception of the finance joint venture previously recognized within “Accumulated other comprehensive loss” were recorded within “Other expense (income), net” in the Company’s Condensed Consolidated Statements of Operations.
(10)    During the year ended December 31, 2025, the Company’s income tax provision included a net tax benefit of $261.8 million related to a legal entity reorganization.

    The following is a reconciliation of adjusted operating margin for the three months and years ended December 31, 2025 and 2024 (in millions):

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Net sales	$2,920.2	$2,887.3	$10,082.0	$11,661.9

Income (loss) from operations	230.7	(268.8)	595.7	(122.1)
Adjusted income from operations(1)	295.1	285.3	781.0	1,043.3
Operating margin(2)	7.9%	(9.3)%	5.9%	(1.0)%
Adjusted operating margin(2)	10.1%	9.9%	7.7%	8.9%
____________________________________
(1)    Refer to the previous table for the reconciliation of income (loss) from operations to adjusted income from operations.
(2)     Operating margin is defined as the ratio of income (loss) from operations divided by net sales. Adjusted operating margin is defined as the ratio of adjusted income from operations divided by net sales.

    The following is a reconciliation of net cash provided by operating activities to free cash flow and free cash flow conversion for the years ended December 31, 2025 and 2024 (in millions):

	Years Ended December 31,
	2025	2024
Net cash provided by operating activities	$988.1	$689.9
Less: purchases of property, plant and equipment	(247.9)	(393.3)
Free cash flow(1)	$740.2	$296.6

Adjusted net income(2)	$393.0	$559.7
Free cash flow conversion(3)	188.3%	53.0%
____________________________________
(1)    Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment.
(2)    Refer to the previous table for the reconciliation of net income (loss) attributable to AGCO to adjusted net income.
(3)    Free cash flow conversion is defined as net cash provided by operating activities less purchases of property, plant and equipment divided by adjusted net income.

    The Company does not provide a quantitative reconciliation of forward-looking, non-GAAP financial measures to the most directly comparable GAAP financial measure because it is difficult to reliably predict or estimate the relevant components without unreasonable effort due to future uncertainties that may potentially have a significant impact on such calculations and providing them may imply a degree of precision that would be confusing or potentially misleading.

    The following table sets forth, for the three months ended December 31, 2025 and 2024, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended December 31,			Change due to currency translation
	2025	2024	% change from 2024	$	%
North America	$466.0	$505.6	(7.8)%	$3.3	0.7%
South America	259.9	268.8	(3.3)%	16.2	6.0%
Europe/Middle East	2,017.5	1,869.9	7.9%	161.3	8.6%
Asia/Pacific/Africa	176.8	168.3	5.1%	3.9	2.3%
Total Segments	2,920.2	2,812.6	3.8%	184.7	6.6%
Other(1)	—	74.7	(100.0)%	—	—%
	$2,920.2	$2,887.3	1.1%	$184.7	6.4%
____________________________________
(1)    “Other” represents the results for the three months ended December 31, 2024 for the majority of the Company’s Grain & Protein (“G&P”) business which was divested on November 1, 2024. Of the $74.7 million of the net sales of the divested G&P business recast to “Other”, $41.2 million, $13.2 million, $12.9 million and $7.4 million were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments, respectively.

    The following table sets forth, for the years ended December 31, 2025 and 2024, the impact to net sales of currency translation and a recent acquisition by geographical segment (in millions, except percentages):

	Years Ended December 31,			Change due to currency translation		Change due to acquisition of a business
	2025	2024	% change from 2024	$	%	$	%
North America	$1,665.5	$2,298.3	(27.5)%	$(11.2)	(0.5)%	$7.7	0.3%
South America	1,115.6	1,208.5	(7.7)%	(29.4)	(2.4)%	5.1	0.4%
Europe/Middle East	6,736.7	6,712.3	0.4%	313.6	4.7%	40.7	0.6%
Asia/Pacific/Africa	564.2	626.3	(9.9)%	0.6	0.1%	5.8	0.9%
Total Segments	10,082.0	10,845.4	(7.0)%	273.6	2.5%	59.3	0.5%
Other(1)	—	816.5	(100.0)%	—	—%	—	—%
	$10,082.0	$11,661.9	(13.5)%	$273.6	2.3%	$59.3	0.5%
____________________________________
(1)    “Other” represents the results for the year ended December 31, 2024 for the majority of the Company’s G&P business which was divested on November 1, 2024. Of the $816.5 million of the net sales of the divested G&P business recast to “Other”, $552.0 million, $107.4 million, $100.6 million and $56.5 million were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments, respectively.